Exhibit 99.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between
Docket No. 09-034-WA/RB-HC
BAY NATIONAL CORPORATION
Lutherville, Maryland

and

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia

WHEREAS, Bay National Corporation, Lutherville, Maryland, (“Bay”), a registered bank holding company, owns and controls Bay National Bank, Lutherville, Maryland (the “Bank”), a  national bank, and a nonbank subsidiary;

WHEREAS, it is the common goal of Bay and the Federal Reserve Bank of Richmond (the “Reserve Bank”) to maintain the financial soundness of Bay so that it may serve as a source of strength to the Bank;

WHEREAS, Bay and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on April 28, 2009, the board of directors of Bay, at a duly constituted meeting, adopted a resolution authorizing and directing Hugh W. Mohler to enter into this Agreement on behalf of Bay, and consenting to compliance with each and every provision of this Agreement by Bay and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bay and the Reserve Bank agree as follows:

Dividends

1.      (a)           Bay shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors of the Federal Reserve System (the “Board of Governors”).

         (b)           Bay shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

         (c)           Bay and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

         (d)           All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information on Bay’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bay must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

2.     (a)           Bay and any nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

        (b)           Bay shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

3.     (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bay shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

        (b)           Bay shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

4. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, a report of changes in stockholders’ equity.

Communications

5.     All communications regarding this Agreement shall be sent to:

        (a)    Mr. Eugene Johnson
                Vice President
                Federal Reserve Bank of Richmond
                P.O. Box 1378
                Baltimore, MD 21203

(b)   Mr. Hugh W. Mohler
        Chairman, President and CEO
        Bay National Corporation
        2328 West Joppa Road
        Lutherville, MD  21093

Miscellaneous

6. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bay to comply with any provision of this Agreement.

7. The provisions of this Agreement shall be binding upon Bay and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

8. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

9. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bay, the Bank, any other depository institution subsidiary of Bay, any nonbank subsidiary of Bay, or any of their current or former institution-affiliated parties and their successors and assigns.

10. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 28 day of April, 2009.

BAY NATIONAL CORPORATION		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Hugh W. Mohler	By:	/s/ Eugene Johnson
	Hugh W. Mohler		Eugene Johnson
	Chairman, President and CEO		Vice President